Exhibit 10.2

Kite Realty Group Trust

Schedule of 2006 Bonus Benchmarks for Executive Officers

          On June 30, 2006, the Compensation Committee (the “Committee”) of the Board of Trustees of Kite Realty Group Trust (the “Company”) approved the establishment of benchmarks to determine the 2006 bonuses for the Company’s executive officers other than Alvin E. Kite, Jr., the Company’s Chairman, whose bonus the Committee decided to determine separately on an annual basis. The Company expects to pay the 2006 bonuses in early 2007. The Company’s executive officers participate in the Kite Realty Group Trust Executive Bonus Plan, filed on August 20, 2004 as Exhibit 10.27 to the Company’s Current Report on Form 8-K.

          The Committee determined that the 2006 annual bonuses will be based on objective and subjective criteria and both corporate and individual performance. The principal corporate performance measures will be:

(i) Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts (to be determined prior to any impairment losses and adjusted for the effects of any equity offerings);

(ii) new development projects; and

(iii) acquisitions of properties.

          The Committee will measure corporate and individual performance to determine whether the individual has earned a “threshold,” “target,” “superior,” or “outperformance” bonus.

          The range of bonuses for each of the Company’s executive officers, other than Alvin E. Kite, Jr., expressed as a percentage of the individual’s base annual salary, is expected to be as set forth below

Name and Principal Position	2006 Bonus

Mr. John A. Kite	0-200% of 2006 base salary
President and Chief Executive Officer
Mr. Thomas K. McGowan	0-175% of 2006 base salary
Executive Vice President and Chief Operating Officer
Mr. Daniel R. Sink	0-125% of 2006 base salary
Senior Vice President and Chief Financial Officer

          The Committee determined that in the case of Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer, and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, approximately 80% of their bonuses will be based on achievement of corporate goals, with the remainder of their bonus based on the achievement of individual goals. In the case of John A. Kite, the Company’s President and Chief Executive Officer, the Committee determined that his bonus will be based entirely on the achievement of corporate goals.